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                     [YELLOW ROADWAY CORPORATION LETTERHEAD]

                                                                    NEWS RELEASE

DECEMBER 15, 2003

FOR IMMEDIATE RELEASE

                 YELLOW ROADWAY ANNOUNCES CASH ELECTION RESULTS

OVERLAND PARK, KAN. -- Yellow Roadway Corporation (NASDAQ: YELL) (Yellow Roadway) today announced the results of the cash election process related to the acquisition of Roadway Corporation (Roadway) by Yellow Corporation (Yellow), which was completed on December 11, 2003. Under the terms of the merger agreement, Roadway stockholders had the right to elect to receive all or part of the merger consideration in cash. These cash elections were subject to the allocation and proration adjustments described in the joint proxy statement/prospectus dated October 17, 2003.

In aggregate, Roadway stockholders elected to receive 2,477,675 shares of consideration in cash. This represents 12.1 percent of 20,556,714 Roadway shares outstanding as of 5:00 p.m. EST on December 9, 2003. As a result of these cash elections, the following will apply:

* For each share that Roadway stockholders elected as cash consideration, 100 percent of that share will be paid in cash of $48.00 per share.
* For each share that Roadway stockholders elected as stock consideration, had no preference, or made no election,
        - 56.85 percent of that share will be paid in stock, which is equivalent to approximately .9961 (56.85 percent multiplied by the exchange ratio of 1.752) shares of Yellow Roadway stock. Consistent with the merger agreement, fractional shares received in the transaction will be paid in cash.
        - 43.15 percent of that share will be paid in cash, which is equivalent to $20.71 per share (43.15 percent multiplied by $48.00 per share).

Yellow Roadway Corporation is a Fortune 500 Company and one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, Roadway Next Day Corporation, Meridian IQ and Yellow Technologies, Yellow Roadway offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. The Yellow Roadway portfolio of brands provides one of the most comprehensive package of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs approximately 50,000 people.

Media Contact:                             Analyst Contact:
    Suzanne Dawson                             Stephen Bruffett
    Linden Alschuler & Kaplan                  Yellow Roadway Corporation
    212-329-1420                               913-696-6108
    sdawson@lakpr.com                          steve.bruffett@yellow-roadway.com